UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 27, 2007

COMMUNICATIONS SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	001-31588	41-0957999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

213 South Main Street
Hector, MN		55342
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (320) 848-6231

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐                            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Sections 2, 4-7 are not applicable and therefore omitted.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Board of Directors of Communications Systems, Inc. (the “Company”) by action taken in writing effective March 30, 2007 amended Article V, Section 4 of the Company’s Stock Option Plan for Non-Employee Directors to eliminate a provision providing for the early termination of options granted under the plan in the event a director would cease to be a director after the option grant and before the otherwise applicable expiration of the option (typically ten years after the date of grant).  A copy of the amended Stock Option Plan for Non-Employee Directors is attached as Exhibit 99.1

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

See Item 8.01 below for information regarding subsequent developments to information regarding a failure to satisfy  a continued listing rule originally presented in the Company’s Report on Form 8-K for May 25, 2006 under Item 3.01.

ITEM 8.01 OTHER EVENTS

The following information supplements information provided in the Company’s Reports on Form 8-K for May 22, 2007, May 25, 2006, July 7, 2006, October 16, 2006, January 10, 2007 and March 5, 2007.

As previously reported in press releases and disclosed in Reports on Form 8-K, the Company has not filed its Quarterly Reports on Form 10-Q due for the three month period ended March 31, 2006, the three and six month periods ended June 30, 2006, and for the quarter and nine months ended September 30, 2006 (collectively, the 2006 Form 10-Q Reports) due to, along with other factors, risks and uncertainties arising from a civil investigation of the Company’s JDL Technologies subsidiary initiated by the U.S. Department of Justice (DOJ) and the Company’s continued assessment of uncollected receivables related to work performed for the U.S. Virgin Islands Department of Education (VIDOE). Because the 2006 Form 10-Q Reports have not been filed, the Company is out of compliance with continued listing standards of the American Stock Exchange (AMEX) and, due to such compliance, the Company’s shares are subject to being de-listed. However, as previously reported and disclosed in several Reports on Form 8-K beginning on July 7, 2006,  the Company’s common stock has continued to trade on AMEX under extensions granted by AMEX staff.  At March 1, 2007 an extension granted by AMEX to provide additional time to achieve compliance with AMEX’s listing standards expired, and on March 5, 2007, the Company submitted a written request to AMEX requesting additional time in which to file the 2006 Form 10-Q Reports, which request was publicly disclosed by press release on March 6, 2007.

On March 21, 2007, the Company received notification from AMEX that the Company’s revised plan of compliance and supporting documentation included in its March 5 submission, as supplemented by a further written submission on March 7, 2007 (together the “Revised Plan”), made a reasonable demonstration of the Company’s ability to regain compliance with AMEX’s continued listing standards.  Based upon the Revised Plan, AMEX staff, subject to certain conditions, granted the Company an extension until May 15, 2007 to file the 2006 Form 10-Q Reports, as well as its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.  In its letter, AMEX stated it expected the Company to be in compliance with the continued listing standards of AMEX by May 15, 2007 and that failure to achieve compliance by that date would “likely result” in the initiation of delisting proceedings by AMEX staff.  Finally, in its letter AMEX advised that its staff would review the Company’s compliance with the Revised Plan and that, notwithstanding the terms of the extension, AMEX staff was authorized to commence delisting proceedings prior to May 15, 2007 if the Company did not show progress consistent with the Revised Plan or, otherwise, as appropriate in the public interest. A copy of the March 21, 2007 letter from AMEX to the Company is attached hereto as Exhibit 99.2.

On March 27, 2007 the Company issued a press release reporting the substance of the March 21, 2007 letter from AMEX that granted the Company an extension until May 15, 2007 to file the 2006 Form 10-Q Reports and its 2006 Form 10-K Report.  A copy of the Press Release issued on March 27, 2007 is attached hereto as Exhibit 99.3.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following is filed as an exhibit to this Current Report:

Exhibit No.	Description of Exhibit

99.1	Stock Option Plan for Non-Employee Directors, as amended through March 30, 2007
99.2	Letter from American Stock Exchange dated March 21, 2007
99.3	Press Release issued March 27, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

	By	s/ Paul N. Hanson
Paul N. Hanson
Its Chief Financial Officer
Dated: March 30, 2007